KPMG

TAX                                                   ABN: 51 194 660 183
161 Collins Street                                    Telephone: +61 3 9288 5555
Melbourne Vic 3000                                    Facsimile: +61 3 9288 6666
                                                      DX: 30824 Melbourne
GPO Box 2291U                                         www.kpmg.com.au
Melbourne Vic 3001
Australia

                                          Our ref STRGISA-05signofffinal0404-MTL

                                          Contact Jim Mooney 9288 5891

PRIVATE AND CONFIDENTIAL
Mr Sam Kyriacou                                   The Bank of New York
Interstar Wholesale Finance Pty Ltd               New York Branch
Interstar Securitisation Management Pty Limited   101 Barclay Street
Level 10, 101 Collins Street                      New York 10286
Melbourne VIC 3000                                USA

The Directors                                     National Australia Bank
Perpetual Trustees Victoria Limited               Level 32
Level 28, 360 Collins Street                      500 Bourke Street
Melbourne VIC 3000                                Melbourne VIC 3000

The Directors                                     Moody's Investors Services
Perpetual Trustees Company Limited                Level 12
Level 7                                           55 Hunter Street
9 Castlereagh Street                              Sydney NSW 2000
Sydney NSW 2000

JPMorgan                                          The Royal Bank of Scotland
Chase Bank                                        Level 48
Level 32, Grosvenor Place                         Australia Square Tower
225 George Street                                 264-278 George Street
Sydney NSW 2000                                   Sydney NSW 2000

Deutsche Bank AG                                  Standard & Poor's (Australia) Pty Ltd
Level 18, Grosvenor Place                         Level 37
225 George Street                                 120 Collins Street
Sydney NSW 2000                                   Melbourne VIC 3000

15 April 2005

Dear Sirs

INTERSTAR MILLENNIUM SERIES 2005-1G TRUST
CLASS A US$ NOTES

We have reviewed the taxation information contained in the draft documents for the Class A US$ Notes for the Interstar Millennium Series 2005-1G Trust ('the
Trust') as provided to us ('documents'):

o    the Prospectus;

                                             INTERSTAR WHOLESALE FINANCE PTY LTD
                                       Interstar Millennium Series 2005-1G Trust
                                                               Class A US$ Notes
                                                                   15 April 2005

o    the Information Memorandum;

o    the Security Trust Deed;

o    the Series Notice;

o    the Agency Agreement;

o    the Dealer Agreement;

o    the Note Trust Deed;

o    the Notice of Creation of Trust;

o    the Master Trust Deed; and

o    the ISDA Master Agreements for Interest Rate and Currency Rate Swaps and
     Schedules to these Agreements.

For the purposes of giving this opinion we have assumed that where documents have been submitted to us in draft form they will be executed in the form of that draft. On the understanding that no substantial changes will be made to the documents, or to the structure of the program, we advise as follows:

o    we have reviewed the documents;

o    our review was limited to the correctness of taxation information contained in the documents, including information relating to income tax, withholding tax and goods and services tax but excluding stamp duty;

o    our review is limited to the Australian taxation consequences of an investment in the Trust;

o    we have not considered the application of the taxation laws of foreign jurisdictions;

o    in our opinion, the taxation disclosures contained in the documents are not misleading by misstatement or omission. This opinion is limited to relevant
     Australian taxation matters only;

o    the taxation information assumes the continuance of taxation laws as at the date of the offer, and does not include an analysis of potential future taxation amendments. The ultimate interpretation of laws rests with the
     Courts and current interpretation may be subject to amendment during the currency of this product;

o    we note that under the Review of Business Taxation recommendations it was proposed that from 1 July 2001, some trusts were to be taxed as if they were companies. The Federal

                                             INTERSTAR WHOLESALE FINANCE PTY LTD
                                       Interstar Millennium Series 2005-1G Trust
                                                               Class A US$ Notes
                                                                   15 April 2005

     Government released exposure draft legislation in relation to these proposed measures, however, due to various complications with the rules contained in the draft legislation, it has since been withdrawn. There is uncertainty as to whether the Federal Government will release further draft legislation. The progress and application of any future legislation will need to be monitored;

o    we note that the documentation provides that non-residents may subscribe for notes issued by the Trustee of the Trust. We have reviewed the
     Prospectus and are satisfied that the non-resident noteholders will not be subject to interest withholding tax as the notes are issued in accordance with the requirements of section 128F of the Income Tax Assessment Act
     1936;

o    we note that the Tax Consolidation regime commenced from 1 July 2002.
     Broadly, the measures contained in the Tax Consolidation regime operate to treat entities within a wholly-owned group as a single entity for income tax purposes. The head company of a tax consolidated group will be liable for income tax in respect of itself and its wholly-owned group members.
     However, where the head company fails to meet its income tax liabilities, each wholly-owned group member is jointly and severally liable to pay the consolidated group's income tax liabilities.

     The Trust is not a member of a consolidated group on the basis that the
     Trust is not a wholly-owned Trust. This conclusion is premised on the fact that a single residual capital unit in the Trust will be held by an entity which is not related to any consolidatable group of which the Residual
     Income Beneficiary may be a member. Accordingly, the Trust cannot be a member of a consolidatable group for the purposes of the consolidation rules and cannot therefore be jointly and severally liable for any of the consolidated group's income tax liabilities;

o    we note that the documentation provides that legislation dealing with the taxation of foreign currency gains and losses on transactions entered into on or after the first income year commencing on or after 1 July 2003 has been enacted. We note that further developments are expected. The progress and application of any future legislation will need to be monitored; and

o    we have had no involvement in the preparation of any other part of the documentation and, therefore, we make no representation or warranties as to the completeness, accuracy or otherwise of information in the documentation other than references to Australian taxation matters.

DISCLAIMERS

GENERAL TAX REFORM

Our tax opinion is based on current taxation law as at the date our tax opinion is provided. You will appreciate that the tax law is frequently being changed, both prospectively and retrospectively. A number of key tax reform measures have been implemented, a number of

                                             INTERSTAR WHOLESALE FINANCE PTY LTD
                                       Interstar Millennium Series 2005-1G Trust
                                                               Class A US$ Notes
                                                                   15 April 2005

other key reforms have been deferred and the status of some key reforms remains unclear at this stage.

Unless special arrangements are made, this tax opinion will not be updated to take account of subsequent changes to the tax legislation, case law, rulings and determinations issued by the Australian Commissioner of Taxation or other practices of taxation authorities. It is your responsibility to take further advice, if you are to rely on our tax opinion at a later date.

We are, of course, unable to give any guarantee that our interpretation will ultimately be sustained in the event of challenge by the Australian Commissioner of Taxation.

GST

This tax opinion is based upon A New Tax System (Goods and Services Tax) Act
1999 together with subsequent amendments up to the date of this letter. Our tax opinion is made in the absence of judicial guidance as to how the law will be interpreted in Australia to properly resolve many of the difficult questions of construction that arise. Our comments should be read with this in mind.

THIRD PARTY

Our tax opinion is made specifically for the addressees listed above.
Accordingly, neither the firm nor any member or employee of the firm undertakes responsibility in any way whatsoever to any other person or company for any errors or omissions in the tax opinion given, however caused.

Investors should seek their own taxation advice in relation to their investment in the Trust.

CONSENT

We consent to the filing of this letter as an exhibit to the Registration
Statement on Form S-11 filed with the prospectus, without admitting that we are
"experts" within the meaning of the Securities Act of 1933 or the rules and regulations of the Commission issued under that Act with respect to any part of the Registration Statement, including this exhibit.

Should you have any queries in relation to this matter, please do not hesitate to contact me on 9288 5891.

Yours faithfully

/s/ KPMG

Jim Mooney
Partner